Exhibit 99.1

Banc of California Names Doug Bowers

President and Chief Executive Officer

Santa Ana, Calif., (April 27, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that its Board of Directors (the “Board”) has appointed Doug Bowers as President, Chief Executive Officer effective May 8, 2017 and a director of the Board. Mr. Bowers’ appointment follows a nationwide search by the Board’s Nominating and Corporate Governance Committee with the assistance of Korn Ferry, a nationally recognized executive search agency. Mr. Bowers has also been appointed as President and Chief Executive Officer of the Company’s subsidiary, Banc of California, N.A., and as a member of its Board.

Mr. Bowers is a veteran banking executive with over 35 years of banking experience, including his most recent role as President and Chief Executive Officer of Square 1 Bank from 2011 until its sale to PacWest Bancorp in 2015. He previously held roles at Lone Star/Hudson Advisors, a leading private equity firm, and at Bank of America, where he spent nearly 30 years managing various divisions including commercial banking, corporate banking, leasing and specialized products.

Robert D. Sznewajs, Chairman of the Board, said, “We are pleased to welcome Doug to Banc of California. The Board conducted an extensive search and is confident Mr. Bowers has the right banking expertise and leadership skills to lead the Company. His industry experience, operational know-how and commitment to community values will be invaluable in continuing our mission. Under Doug’s guidance and with the assistance of our broader executive team and employees, we believe the bank is well positioned to capitalize on growth opportunities and enhance shareholder value.”

Mr. Bowers said, “I look forward to leading this team of talented bankers and see great opportunities for the bank as it optimizes its focus on commercial banking and continues to grow scalable products and solutions for California’s businesses and entrepreneurs. I am eager to begin work with our Board, senior management and employees as we plan and execute the path forward on behalf of all of our stakeholders.”

Mr. Sznewajs added, “The Board and I want to thank Hugh Boyle, Fran Turner and the many other senior leaders who stepped up and demonstrated skillful leadership over the past several months. Both Hugh and Fran in particular showed a relentless focus on enhancing the business and played an integral role in ensuring the smooth stewardship of the bank during this interim period.”

Hugh Boyle will return to his role as Chief Risk Officer and Francisco Turner will remain in his role as Interim Chief Financial Officer, Chief Strategy Officer and Principal Financial Officer.

Additional Biographical Information

Doug Bowers served as President & Chief Executive Officer of Square 1 Bank from 2011 to 2015 when the bank was sold to PacWest Bank. Under Mr. Bowers’ leadership, Square 1 Bank was a leader in providing banking services in venture capital markets throughout the United States; opened key offices in San Francisco, Chicago, Minneapolis and Atlanta; raised $120 million through its 2014 IPO at the highest bank valuation since before the financial crisis; and grew the bank from $1.6 billion to more than $4 billion in assets.

From 2009 to 2011, Mr. Bowers served as a Managing Director of Lone Star Funds/Hudson Advisors, a leading private equity firm that invests globally in a variety of financial assets. During his tenure, Mr. Bowers co-lead the fund’s bank acquisition efforts.

From 1980 through 2008, Mr. Bowers rose through the ranks of Bank of America, holding a broad range of positions, including: Head of Large Corporate Banking for the U.S., Canada and Latin America including Middle Market Investment Banking and Sports Finance, overseeing 100 corporate bankers responsible for client management of Fortune 1000 clients; Specialized Product Executive with responsibility for seven distinct businesses generating over $3 billion in revenue and $1.4 billion in net income; President of the Leasing and Capital Business, the largest and most profitable bank-owned leasing

3 MacArthur Place, Santa Ana, California 92707 • (949) 236-5250 • www.bancofcal.com company in the world; and President of all activity in Europe, the Middle East, and Africa (based in London) with an emphasis on Banking, Trading, Treasury and varying other products and capabilities.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 37 offices in California. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kris Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com